        Exhibit 10.1

119 Standard St.
El Segundo, CA 90245

November 10, 2022

Lubi Kutua

Re:    Restated Amendment of Employment Terms

Dear Lubi,
We are pleased to provide you with this letter agreement which sets forth certain amended terms of your employment with Beyond Meat, Inc., a Delaware corporation (the “Company”), effective as of October 13, 2022 (the “Commencement Date”). To the extent the terms set forth herein differ from the terms set forth in the offer letter entered into by and between you and the Company dated December 14, 2018, as amended by the Amendment of Employment Terms letter entered into by and between you and the Company dated October 13, 2022, (together, the “Offer Letter”), the terms of the Offer Letter are hereby superseded. Otherwise, the Offer Letter remains in full force and effect.

1.Position. You have been appointed as the Company’s Treasurer and Chief Financial Officer. This is a full time, on-site position based in El Segundo, CA. Your manager is Ethan Brown.
2.Base Salary. Your base salary will be increased to the gross amount of $370,000 per year, payable on the Company’s regular payroll dates. This is an Exempt position, and you are ineligible for overtime.
3.Annual Discretionary Bonus. You will continue to be eligible to earn an annual discretionary bonus in effect for the applicable fiscal year, on the terms and subject to the conditions set forth in the Offer Letter, including the annual discretionary bonus target for the fiscal year of 60% of your base salary. For purposes of clarity, the base salary used to determine any applicable bonus will be the base salary in effect on the date such bonus is determined.
4.Equity Awards. Subject to the approval of the Human Capital Management and Compensation Committee (the “Compensation Committee”), you will be granted: (a) an option (“Option”) to purchase shares of the Company’s common stock (“Common Stock”), and (b) the awards of restricted stock units (“RSUs”), under the Company’s 2018 Equity Incentive Plan (as such plan may be amended and restated from time to time, the “Plan”), as set forth in more detail below. For the Option, the number of shares of Common Stock subject to the Option will be determined by dividing the dollar value of the Option award by the Closing Price (as defined below), multiplying the resultant total by 2, and rounding up to the nearest whole number of shares of Common Stock. For each RSU award, the number of shares subject to the RSU award will be determined by dividing the dollar value of the RSU award by the Closing Price and rounding up to the nearest whole number of shares. The Closing Price shall equal the closing price of Common Stock as reported on the NASDAQ Global Select Market for the date of grant.
(a)Promotion Awards. If approved, the Option and RSUs set forth in subsections 4(a)(i) and 4(a)(ii) below will be granted the next time the Compensation Committee approves equity awards pursuant to the Plan during the Company’s next open trading window.
(i)Option. In accordance with the methodology above, you will be eligible to be granted an Option to purchase Common Stock valued at $850,000, subject to the terms and conditions of the Plan and the applicable stock option agreement. The exercise price for the Option will be no less than the fair market value of the Common Stock, as determined according

        Exhibit 10.1

to the Plan, on the grant date. Generally, the Option will vest and become exercisable over four years as follows: 25% of the total number of shares subject to the Option will vest and become exercisable on the 12-month anniversary of the Commencement Date and 1/36th of the balance of the shares subject to the Option will vest and become exercisable in equal monthly installments thereafter, such that the Option will be fully vested and exercisable 4 years after the Commencement Date, subject to your continuous service through each vesting date, as described in the applicable stock option agreement.
(ii)RSU. In accordance with the methodology above, you will be eligible to be granted an award of RSUs valued at $850,000, subject to the terms and conditions of the Plan and the applicable RSU agreement. Generally, the RSUs will vest and become non-forfeitable as follows: 25% of the RSUs will vest on the 12-month anniversary of the Commencement Date and 1/12th of the balance of the RSUs will vest in equal quarterly installments thereafter, such that the RSUs will be fully vested 4 years after the Commencement Date, subject to your continuous service through each vesting date, as described in the applicable RSU agreement.
5.Taxes, Withholding, and Required Deductions. All forms of compensation referred to in this letter agreement are subject to all applicable taxes, withholding, and any other deductions required by applicable law.
6.Miscellaneous
(a)Governing Law. The validity, interpretation, construction and performance of this letter agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state in which you primarily perform work, without giving effect to principles of conflicts of law.

(b)Entire Agreement. This letter agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)Counterparts. This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement of the terms of the letter agreement. Execution of a facsimile, electronic signature, scanned image will have the same force and effect as execution of an original, and a facsimile, electronic signature, or scanned image signature is deemed an original and valid signature and the contents of this letter agreement may not be challenged on that basis.

        Exhibit 10.1

Thank you for your hard work and dedication to Beyond Meat. Please keep a copy of this letter agreement for your records.
Very truly yours,

BEYOND MEAT, INC.
By:/s/ Ethan Brown
(Signature)
Name: Ethan Brown
Title: Chief Executive Officer
ACCEPTED AND AGREED:
Lubi Kutua
/s/ Lubi Kutua

Date: Nov 10, 2022